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                                                                   Exhibit 23(b)




                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors
Applied Innovation Inc. and subsidiary:



We consent to incorporation by reference herein on Form S-8 of Applied Innovation Inc. and subsidiary of our report dated February 11, 1998, relating to the consolidated balance sheets of Applied Innovation Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report is incorporated by reference in the December 31, 1997 annual report on Form 10-K of Applied Innovation Inc. and subsidiary.


/s/ KPMG Peat Marwick LLP


Columbus, Ohio
November 11, 1998